Exhibit 10.2

AMENDMENT NO. 2 TO SEVENTH AMENDED AND RESTATED ADVISORY AGREEMENT

This AMENDMENT NO. 2 TO SEVENTH AMENDED AND RESTATED ADVISORY AGREEMENT is made as of December 19, 2016 by and among New York REIT, Inc., a Maryland corporation (the “Company”), New York Recovery Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and New York Recovery Advisors, LLC, a Delaware limited liability company (the “Advisor”).

RECITALS

WHEREAS, the Company, the Operating Partnership and the Advisor entered into that certain Seventh Amended and Restated Advisory Agreement dated as of June 26, 2015, as amended by that certain Amendment No. 1 dated as of April 25, 2016 (collectively, the “Agreement”); and

WHEREAS, pursuant to Section 24 of the Agreement, the Company, the Operating Partnership and the Advisor desire to make certain amendments to the Agreement;

NOW, THEREFORE, in consideration of the promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Capitalized Terms. Capitalized terms used herein but not specifically defined herein shall have the meaning ascribed to such terms in the Agreement.

2.	Fees. Notwithstanding Section 10 of the Agreement, no Acquisition Fees, Financing Coordination Fees or Property Disposition Fees shall be payable in respect of any transaction consummated after the date hereof.

3.	Term of Agreement. Notwithstanding Section 16 of the Agreement, the Agreement shall continue in full force and effect until March 31, 2017 (the “Initial Extension Period”). The Independent Directors of the Company shall have the right to extend the term of the Agreement for up to five (5) successive thirty (30) day periods (each, an “Additional Extension Period”) upon at least forty-five (45) days’ notice prior to the expiration of the Initial Extension Period and upon at least thirty (30) days’ notice prior to the expiration of any Additional Extension Period. Notwithstanding the foregoing or Sections 2, 3 and 16 of the Agreement, this Agreement shall be terminable upon three (3) business days’ written notice from the Independent Directors to the Advisor following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 with the Securities and Exchange Commission; provided, however, such notice of termination shall not be given prior to February 28, 2017. On the date of termination of this Agreement, the Advisor shall refund the Company (by wire of immediately available funds) the pro-rata portion of any Asset Management Fees previously paid to the Advisor in such month for the period of the month following such termination date. Upon termination of this Agreement, the Advisor shall no longer serve as the advisor or have any advisory responsibilities to the Company and the Operating Partnership and any payments to and duties of the Advisor shall be governed by Section 19 of the Agreement, which, pursuant to Section 17 of the Agreement, shall survive the expiration or earlier termination of this Agreement.

4.	Termination by the Parties. The first sentence of Section 17 of the Agreement is amended and restated as follows: “Following the expiration of the Initial Extension Period, this Agreement may be terminated by the Independent Directors of the Company or the Advisor, without Cause and without penalty, upon thirty (30) days’ prior written notice.” The following is hereby added following the last sentence of Section 17: “The Agreement shall automatically terminate upon a Change of Control.”

5.	Expenses. Notwithstanding anything to the contrary contained in Section 11 of the Agreement, the amount of the expenses reimbursed to the Advisor by the Company shall be no more than (x) $722,000 for the Initial Extension Period and (y) $240,666.66 per each Additional Extension period; provided, that in each case, such reimbursement shall be paid in cash on a monthly basis.

6.	Cooperation.

(a)       The Advisor shall work in good faith and cooperate with the reasonable requests of the Board, the Company and the Operating Partnership to enable an orderly transition of advisory services from the Advisor to any successor advisor throughout the term of the Agreement. The Advisor shall provide to the Board, Company and Operating Partnership such necessary information, books and records of the Company and Operating Partnership (including property level information) in the electronic form such then exists as of the date so requested.

(b)       All services performed by the Advisor pursuant to Section 3 of the Agreement shall be subject to the supervision of, and at the direction of, a majority of Independent Directors of the Board, with such supervision not to be delegated to any other third-party.

(c)       The Advisor shall have no responsibility for planning the liquidation of the Company or the decision to commence such planning, or upon approval and adoption of a Plan of Liquidation of the Company, implementing such Plan of Liquidation and any liquidation accounting associated therewith (and the Advisor shall have no liability in connection with such activities), although the Advisor shall continue to have responsibility for leasing, completing the financing with Credit Suisse (the “CS Financing”), and matters relating to any proposed entity level transaction. Matters relating to either the Company’s interest in Worldwide Plaza or financing activities (other than the CS Financing) shall be the responsibility of, and subject to the direction of, the Board.

(d)       The Company shall cause any third party advisor or consultant (the “Liquidating Consultant”) engaged for the planning and/or implementation of any plan of liquidation of the Company to execute and deliver, without conditions, a certification in the form attached hereto as Exhibit A (the “Certification”) two (2) business days prior to date on which the Company intends to file its 2016 Annual Report on Form 10-K. It is expressly acknowledged and agreed by the Company that the Advisor shall in no way be responsible or liable to the Company or any other party for any fines, penalties or other damages which may be related to, arise out of or result from any delay or failure to file such Form 10-K due to the delay or failure of the Liquidating Consultant to timely deliver the Certification. The Board shall cause the Liquidating Consultant to deliver any information requested by the Chief Financial Officer in connection with the preparation of the 2016 Form 10-K.

7.	Transition Services. Upon written request of the Independent Directors of the Company (which may not be delivered prior to the expiration of the Initial Extension Period), the Advisor, the Company and the Operating Partnership agree to negotiate the terms and duration a mutually satisfactory transition services agreement pursuant to which the Advisor shall provide commercially reasonable services to the Company and the Operating Partnership to the extent necessary to transition the management of the Company to a third-party service provider chosen by the Independent Directors of the Company. Such transition services agreement shall include, among other things, appropriate indemnification provisions in favor of the Advisor and its Affiliates.

8.	Notice Parties. Notwithstanding Section 23 of the Agreement, any Notice to the Advisor shall be provided to the Advisor in accordance with Section 23 to the address set forth in this Section 8.

New York Recovery Advisors, LLC
405 Park Avenue
New York, New York 10022
Attention: Chief Executive Officer

With a copy (which shall not constitute Notice) to:

Paul, Weiss Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Jeffrey D. Marell, Esq.

9.	Effect of the Agreement. Except as modified by this Amendment No. 2, all of the terms of the Agreement are hereby ratified and confirmed and shall remain in full force and effect. This Amendment No. 2 shall be construed as one with the Agreement, and the Agreement shall, where context requires, be read and construed so as to incorporate this Amendment No. 2.

10.	General Provisions. Except as modified herein, the terms and provisions of Sections 23 through 31 (inclusive) of the Agreement are hereby incorporated by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment No. 2.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first written above.

NEW YORK REIT, INC.

By:	/s/ Randolph C. Read
Name:	Randolph C. Read
Title:	Chairman

NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P.

By: New York REIT, Inc., its general partner

By:	/s/ Randolph C. Read
Name:	Randolph C. Read
Title:	Chairman

NEW YORK RECOVERY ADVISORS, LLC

By:	New York Recovery Special Limited Partnership, LLC, its sole member

By:	American Realty Capital III, LLC, its sole member

By:	AR Global Investments, LLC, its managing member

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M Weil, Jr.
Title:	Chief Executive Officer

EXHIBIT A

Certification

(attached)

[To be placed on Liquidating Consultant’s Letterhead]

______________ ____, 2017

New York Recovery Advisors, LLC

405 Park Avenue, 14th Floor

New York, New York 10022

Ladies and Gentlemen:

We are providing this letter in connection with your delivery to KPMG LLP of that certain representation letter, a copy of which is attached hereto as Exhibit A (the “Representation Letter”), in connection with the audit by KPMG LLP of the consolidated balance sheets, consolidated statements of operations and comprehensive loss, consolidated statements of changes in equity and consolidated statements of cash flows of New York REIT, Inc. (the Company) as of December 31, 2016 and for the subsequent period thereto. In this regard, we confirm, to the best of our knowledge and belief, as of ______________ ____, 2017, except as set forth on Exhibit B hereto we are not aware of any facts or circumstances with respect to the Company, occurring from and after the date we were first engaged by the Company, that would make (i) the representations made in the Representation Letter or (ii) the disclosure in the 2016 10-K, in each case as to subsequent events, false or misleading in any material respect.

Very truly yours,

[THIRD PARTY]

[NAME]
Chief Executive Officer

[NAME]
Chief Financial Officer

[To be placed on Liquidating Consultant’s Letterhead]

Exhibit A

KMPG Representation Letter

[To be placed on Liquidating Consultant’s Letterhead]

Exhibit B

Supplemental Disclosure